Exhibit 99.1
KFORCE INC.
2017 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Kforce Inc. 2017 Stock Incentive Plan are to attract and retain highly qualified individuals for and in positions of substantial responsibility, to provide additional incentive to our Employees and Consultants in contributing to the success and progress of the Firm, and to align participants’ interests directly to those of Kforce’s shareholders through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Stock Awards, and Other Stock-Based Awards, any of which may be performance-based, as determined by the Committee.
2. Definitions. As used herein, the following definitions shall apply:

(a)
“Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted, all as amended through the applicable date. The term “Applicable Law” includes laws and regulations that are not mandatory but compliance with which confers benefits on the Firm or Grantees (e.g. Code Sections 162(m), 409A, and 422, and Exchange Act Rule 16b-3), where such compliance is intended under the Plan.

(b)	“Award” means an Option, Stock Appreciation Right, Stock Award, or Other Stock-Based Award granted under the Plan, any of which may be performance-based.

(c)
“Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Committee.

(d)	“Board” means the Board of Directors of the Firm.

(e)	“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Stock Appreciation Right.

(f)	“Cause” means the happening of any of the following:

(i)	the Grantee is convicted by a court of competent jurisdiction or enter a guilty plea or a plea of nolo contendere for any felony; or

(ii)	the Grantee breaches any provisions of this Plan or his/her employment agreement and the breach results in material injury to the Firm or its acquiring or surviving entity; or

(iii)
the Grantee engages in misconduct, a policy violation, dishonesty or fraud concerning the Firm or its acquiring or surviving entity’s business or affairs and this misconduct, policy violation, dishonesty or fraud results in material injury to the Firm or its acquiring or surviving entity.

(g)	“Change in Control” means the happening of any of the following, unless otherwise provided in an Award Agreement:

(i)
the acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”) of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Firm that may be cast for the election of directors; provided, however, that for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Firm or one of its affiliates, (B) any acquisition by the Firm or one of its affiliates, (C) any acquisition by any executive benefit plan (or related trust) sponsored or maintained by the Firm or one of its affiliates, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) of this section, or (E) any acquisition by David L. Dunkel or his family members; or

(ii)
individuals who, as of the date of this Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Plan whose election, or nomination for election by shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)
consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Firm (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the Persons who were the beneficial owners, respectively, of the Firm’s outstanding Common Stock and outstanding voting securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Firm or all or substantially all of the Firm’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Firm’s Common Stock and voting securities, as the case may be, (B) no person (excluding any corporation resulting from such Business Combination or any Executive benefit plan (or related trust) of the Firm or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty-five percent or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by shareholders of a complete liquidation or dissolution of the Firm.

(h)	“Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation include regulations, proposed regulations and applicable guidance thereunder.

(i)
“Committee” means the Compensation Committee of the Board, which shall be appointed by the Board, and shall consist of members of the Board who are not Employees and who qualify as “outside directors” under Code Section 162(m).

(j)	“Common Stock” means the Common Stock, $0.01 par value, of the Firm.

(k)
“Consultant” means any person, including an advisor, engaged by the Firm or a Parent or Subsidiary to render services and who is compensated for such services, including without limitation non-Employee Directors who are compensated by the Firm for their services as non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.

(l)
“Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Firm, any Parent or Subsidiary. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Firm policies) or statute, or (ii) transfers between locations of the Firm or between the Firm, a Parent, a Subsidiary or successor of the Firm; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee (subject to Section 21 and other applicable requirements of Code Section 409A).

(m)	“Covered Stock” means the Common Stock subject to an Award.

(n)
“Date of Grant” means the date on which the Committee makes the determination granting the Award, or such other later date as is determined by the Committee on which the grant of the Award shall become effective, including the date of the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee requires to be timely satisfied before the grant of a Stock Award or Other Stock-Based Award will be effective. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.

(o)
“Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates unless otherwise specified in an Award Agreement (subject to Section 21 and other applicable requirements of Code Section 409A).

(p)	“Director” means a member of the Board.

(q)	“Disability” means, unless otherwise provided in an Award Agreement, total and permanent disability as defined in Section 22(e)(3) of the Code.

(r)
“Dividend Equivalent” means a right to receive value equal to the amount of cash dividends and value of other distributions that would have been payable on Covered Stock during a period of time had such Covered Stock been issued to the Grantee during such period of time.

(s)
“Employee” means any person, including Officers and Directors, employed by the Firm or any Parent or Subsidiary of the Firm. Neither service as a Director nor payment of a director’s fee by the Firm shall be sufficient to constitute “employment” by the Firm.

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or a national market system, including, but without limitation to, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a Share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the day of determination.

(ii)
If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined by the Committee on a reasonable basis using a method that complies with Code Section 409A.

(v)	“Firm” means Kforce Inc., a Florida corporation.

(w)	“Grantee” means an individual who has been granted an Award.

(x)	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)	“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(z)	“Officer” means a person who is an officer of the Firm within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)	“Option” means a stock option granted under the Plan, which may be an Incentive Stock Option or a Nonqualified Stock Option.

(ab)	“Other Stock-Based Award” means an Award granted under Section 9 of the Plan.

(ac)
“Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Firm if each of the corporations other than the Firm holds at least 50 percent of the voting shares of one of the other corporations in such chain.

(ad)	“Performance Period” means the time period during which the performance goals established by the Committee with respect to an Award that is performance-based must be met.

(ae)	“Plan” means this Kforce Inc. 2017 Stock Incentive Plan.

(af)	“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ag)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.

(ah)	“Spread” means, in the case of a Stock Appreciation Right, the amount by which the Fair Market Value per Share on the date when the SAR is exercised exceeds the Base Price specified in the SAR.

(ai)	“Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7 of the Plan.

(aj)	“Stock Award” means Restricted Stock or Restricted Stock Units granted to a Grantee under Section 8 of the Plan.

(ak)
“Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Firm or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Firm or a Subsidiary.

3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the aggregate number of Shares of Common Stock that may be subject to awards under this Plan (the “Share Reserve”) is (i) 1,795,000 Shares, plus (ii) any Shares of Common Stock that, as of the date this Plan is approved by the shareholders of the Firm, are reserved and available for grant and issuance under the Kforce Inc. 2016 Stock Incentive Plan (the “2016 Plan”), and are not issued or subject to outstanding grants under the 2016 Plan (respectively, the “2016 Plan Reserved Shares”). Upon the approval of this Plan by the shareholders of the Firm, no additional grants shall be made under the 2016 Plan. As of the date of the adoption of this Plan by the Board, the number of 2016 Plan Reserved Shares is 1,197,946 Shares. Therefore, as of the date of the adoption of this Plan by the Board, the Share Reserve is 2,992,946, subject to adjustment to reflect the grant, termination, cancellation, or forfeiture of outstanding awards under the 2016 Plan after the date of adoption of this Plan by the Board and prior to the approval of this Plan by the shareholders of the Firm. In no event shall the number of Shares issued upon the exercise of Incentive Stock Options exceed the Share Reserve. Each Option or SAR granted shall reduce the Share Reserve by one Share; and each full value share (Stock Award) shall reduce the Share Reserve by 2.43 Shares. Such shares of Common Stock may be authorized, but unissued, or reacquired shares of Common Stock. The Shares issued by the Firm under the Plan may be, at the Firm’s option, either (i) evidenced by a certificate registered in the name of the Grantee, or (ii) credited to a book-entry account for the benefit of the Grantee maintained by the Firm’s stock transfer agent or its designee.

If any portion of an Award granted under the Plan for any reason expires, is terminated, is canceled or is forfeited (including those forfeited as a result of not being earned pursuant to the Award’s performance criteria), then (i) with respect to Options and SARs, the Shares underlying such Award shall be restored to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each Award other than an Option or SAR, the Shares underlying such Award shall be restored to the Share Reserve at a rate of 2.43 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). If any portion of an outstanding award that was granted under the 2016 Plan or any other prior plan maintained by the Firm for any reason expires, is terminated, is canceled or is forfeited on or after the date on which the shareholders of the Firm approve this Plan, then (i) with respect to options and stock appreciation rights, the Shares underlying such award shall be added to the Share Reserve on a one-for-one basis and shall become available for future Awards under the Plan (unless the Plan has terminated); and (B) with respect to each award other than an option or stock appreciation right, the Shares underlying such award shall be added to the Share Reserve at a rate of 2.43 Shares for each expired, terminated, canceled, or forfeited Share and shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to an Option and SAR, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the Share Reserve as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the Option or SAR upon exercise.
4. Administration of the Plan.

(a)	Procedure.

(i)	Administration by Committee. The Plan shall be administered by the Committee.

(ii)
Rule 16b-3. To the extent the Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)
Section 162(m) of the Code. To the extent the Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.

(b)	Powers of the Committee. Subject to the provisions of the Plan, and subject to the specific duties delegated by the Board to the Committee, the Committee shall have the authority, in its discretion:

(i)	to determine the Fair Market Value of the Common Stock;

(ii)	to select the Employees and Consultants to whom Awards will be granted under the Plan;

(iii)	to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;

(iv)	to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;

(v)	to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;

(vi)
to determine the terms and conditions, not inconsistent with the terms of the Plan (including the minimum vesting provision in Sections 5(c) of the Plan), of any Award granted under the Plan. Such terms and conditions, which need not be the same for each Award or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine;

(vii)	to construe and interpret the terms of the Plan and Awards;

(viii)
to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;

(ix)
to modify or amend each Award (subject to Section 14 of the Plan). However, the Administrator’s authority to modify or amend an Award is expressly limited in accordance with NASDAQ Listing Rule 5635(c). Therefore, any modification or amendment of an Option or SAR that would be treated as a “repricing” under NASDAQ Listing Rule 5635(c) shall not be effective without the approval of the shareholders of the Firm. For purposes of this Section 4(b)(ix) of the Plan, “repricing” means any of the following or any other action that has the same effect:

a.	lowering the exercise price of an Option or SAR after it is granted;

b.	any other action that is treated as a repricing under generally accepted accounting principles; or

c.
canceling an Option or SAR at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Award or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or other similar corporate transaction;

(x)	to authorize any person to execute on behalf of the Firm any instrument required to effect the grant of an Award previously granted by the Committee;

(xi)	to determine the terms and restrictions applicable to Awards;

(xii)	to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;

(xiii)
to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;

(xiv)
to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

(xv)	to provide any notice, agreement or other communication required or permitted by the Plan in either written or electronic form;

(xvi)
subject to the minimum vesting provision in Sections 5(c) of the Plan, to determine the vesting period during which each Award shall be subject to a risk of forfeiture upon a voluntary termination of employment or service, or termination in other specified circumstances, and the terms upon which such risk will end (i.e., “vesting” will occur), at a stated date or dates or on an accelerated basis in specified circumstances; and

(xvii)	to make all other determinations deemed necessary or advisable for administering the Plan.

(c)	Effect of Administrator’s Decision. The Committee’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.

(a)
Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards. Modifications to outstanding Awards may be made without regard to whether the Grantee is then currently eligible for a new Award.

(b)
Maximum Term; Deferral. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than 10 years after the Date of Grant and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement. The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards other than Options and SARs. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 21 of the Plan for compliance with Code Section 409A. Any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Committee may, if so permitted or required by the Committee, extend more than ten years after the Date of Grant of the Award to which the deferral relates.

(c)
Minimum Vesting. Except with respect to a maximum of five percent (5%) of the Share Reserve, as may be adjusted pursuant to Section 12 of the Plan, and except for the death or disability of the grantee, or a change in control, no Award shall provide for vesting that is any more rapid than vesting on the one (1) year anniversary of the date of grant or, with respect to a performance-based award, a performance period that is less than twelve (12) months. Treatment of Awards in cases of death, disability, and change in control may be specifically addressed in the 2017 SIP or an individual award agreement or an employment agreement with the grantee.

(d)
Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each Award or for each Grantee, shall be set forth in an Award Agreement. The Committee, in its discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement.

(e)
Maximum Awards to Non-Employee Directors. Notwithstanding any provision to the contrary in the Plan, the following limitations shall apply to Awards granted to non-Employee Directors under the Plan: (i) the maximum number of Shares subject to Options and SARs granted under the Plan to any non-Employee Director during any calendar year shall not exceed $220,000 in total value (the “Non-Employee Director Option/SAR Limit”), and (ii) the maximum number of Shares subject to Stock Awards and Other Stock-Based Awards granted under the Plan to any non-Employee Director during any calendar year shall not exceed $250,000 in total value, excluding for this purpose the value of any dividends or Dividend Equivalents paid pursuant to any Stock Awards and Other Stock-Based Awards granted in a previous year (the “Non-Employee Director Full Value Award Limit”). For purposes of the Non-Employee Director Option/SAR Limit and the Non-Employee Director Full Value Award Limit, the value of any Award shall be its Date of Grant fair value for the Firm’s financial reporting purposes.

(f)
Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee, and subject to Section 12 of the Plan:

(i)
Subject to Section 5(f)(ii) below, the Grantee may exercise his or her unexercised Option or SAR within 30 days of the Date of Termination and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within 30 days, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve. If a Grantee exercises his or her unexercised Option or SAR subsequent to the Date of Termination, the Grantee is not permitted to utilize Shares to cover the exercise cost of the Option or SAR or to cover their minimum payroll tax withholding obligations;

(ii)
in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates for Cause, all of his or her unexercised Options or SARs shall terminate immediately upon the Date of Termination and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve;

(iii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iv)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(v)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(g)
Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee:

(i)
the Grantee may exercise his or her unexercised Option or SAR at any time within 90 days from the Date of Termination, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the Date of Termination (but in no event later than the expiration of the term of the Option or SAR as set forth in the Award Agreement). If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan and increase the Share Reserve. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.

(h)	Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Committee in the Award Agreement or an employment agreement with the Grantee,

(i)
the Grantee’s unexercised Option or SAR may be exercised at any time within 90 days following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall immediately revert to the Plan and increase the Share Reserve. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan and increase the Share Reserve.

(ii)	the Grantee’s Stock Awards and Other Stock-Based Awards, to the extent forfeitable immediately before the date of death, shall thereupon automatically be forfeited;

(iii)
the Grantee’s Stock Awards and Other Stock-Based Awards that were not forfeitable immediately before the date of death shall promptly be settled in accordance with the terms of the applicable Award Agreement; and

(iv)
any Stock Awards and Other Stock-Based Awards subject to performance criteria with respect to which the Performance Period has not ended as of the date of death shall terminate immediately upon the date of death.

(i)	Nontransferability of Awards.

(i)
Except as provided in Section 5(i)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.

(ii)
Except as provided in Section 5(i)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Firm) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Firm or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(iii)
To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Committee, and subject to such terms and conditions as may be prescribed by the Committee, a Grantee may transfer an Award to:

a.
a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);

b.	any person sharing the employee’s household (other than a tenant or employee);

c.	a trust in which persons described in (a) and (b) have more than 50 percent of the beneficial interest;

d.	a foundation in which persons described in (a) or (b) or the Grantee control the management of assets; or

e.	any other entity in which the persons described in (a) or (b) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (a) above or the Grantee, in exchange for an interest in such entity.
6. Stock Options. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Options to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(a)	Limitations.

(i)
Options granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, or a combination of the foregoing. Each Award shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Nonqualified Stock Option. Notwithstanding any such designation, to the extent that the aggregate Fair Market Value of the Shares as of the Date of Grant with respect to which Options designated as Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Firm or any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options.

(ii)
No Employee shall be granted, in any calendar year, Options to purchase more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, Options to purchase more than 100,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 12 of the Plan. If an Option is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 12 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).

(b)
Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(c)	Option Exercise Price and Consideration.

(i)
Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.

a.
In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Firm or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.

b.
Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Firm of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Committee determines to be necessary to achieve such preservation of economic value.

(d)
Waiting Period and Exercise Dates. At the time an Option is granted, the Committee shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

(e)
Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of Award. The acceptable form of consideration may consist of any combination of cash, personal check, wire transfer or, subject to the approval of the Committee:

(i)
net exercise, in which case the Firm will not require payment of the Option exercise price from the Grantee but will reduce the number of Shares issued upon the exercise by the number of whole Shares that has an aggregate Fair Market Value that is equal to the aggregate Option exercise price for the portion of the Option exercised;

(ii)
pursuant to procedures approved by the Committee, (A) through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Firm the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Firm, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise, or (B) through simultaneous sale through a broker of Shares acquired upon exercise; or

(iii)	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law.

(f)	Exercise of Option.

(i)	Procedure for Exercise; Rights as a Shareholder.

a.	Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement.

b.	An Option may not be exercised for a fraction of a Share.

c.	An Option shall be deemed exercised when the Firm receives:

i.
written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4.b. of the Plan) from the person entitled to exercise the Option, and

ii.
full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan.

iii.
Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse (or other permitted transferee). Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.

iv.
Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

7. Stock Appreciation Rights. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Stock Appreciation Rights to Employees or Consultants from time to time upon such terms and conditions as the Committee may determine in accordance with the following provisions. A SAR shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement. A SAR is the right of the Grantee to receive from the Firm an amount in Shares equal to the Spread at the time of the exercise of such right. The term of each SAR shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the Date of Grant or such shorter term as may be provided in the Award Agreement.

(a)	Base Price. The Base Price shall be equal to or greater than the Fair Market Value on the Date of Grant.

(b)
Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise to the Firm (in accordance with the Award Agreement and any action taken by the Committee pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares with respect to which the SAR is to be exercised.

(c)	Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment in the form of Shares from the Firm in an amount determined by multiplying:

(i)	the Spread; by

(ii)
the number of Shares with respect to which the SAR is exercised; provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such limit (which may be expressed as a percentage of the Fair Market Value of a Share on the Date of Grant or as a fixed value limit or otherwise) as the Committee shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.

Until the stock certificate evidencing such Shares is issued or delivery is otherwise effected by the Firm (as evidenced by the appropriate entry on the books of the Firm or of a duly authorized transfer agent of the Firm), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Covered Stock, notwithstanding the exercise of the SAR. The Firm shall issue (or cause to be issued) such stock certificate, or provide a commercially reasonable alternative means of delivery, promptly after the SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or delivery is otherwise effected by the Firm, except as provided in Section 12 of the Plan.

(d)
No Employee shall be granted, in any calendar year, SARs with respect to more than 500,000 Shares, and no Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Option/SAR Limit in Section 5(e) of the Plan) shall be granted, in any calendar year, SARs to purchase more than 100,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Firm’s capitalization as described in Section 11 of the Plan. If a SAR is canceled in the same calendar year in which it was granted (other than in connection with a transaction described in Section 11 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).

8. Stock Awards.

(a)
Administrator Action. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee, acting in its discretion, may grant Stock Awards to any Employee or Consultant from time to time, in such amount and upon such terms and conditions as shall be determined by the Committee. A Stock Award may be made in Shares or denominated in units representing rights to receive Shares. No Stock Award relating to more than 500,000 Shares may be granted to an Employee in any calendar year, and no Stock Award relating to more than 100,000 Shares may be granted to any Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year. Each Stock Award shall be evidenced by an Award Agreement, and each Award Agreement shall set forth the conditions, if any, that will need to be timely satisfied before the Stock Award will be effective, vested and settled, and the conditions, if any, under which the Grantee’s interest in the related Shares or units will be forfeited. Any such conditions for effectiveness or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-based conditions. The Committee, acting in its discretion, may make the grant of a Stock Award to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance, or other grant condition that the Committee deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such grant condition. Either as an alternative to or in addition to a condition on the effectiveness of the grant of a Stock Award, the Committee may make a Stock Award (if, when, and to the extent that the grant of the Stock Award becomes effective) subject to one, or more than one, objective employment, performance, or other forfeiture condition that the Committee acting in its discretion deems appropriate under the circumstances for Employees or Consultants generally or for a Grantee in particular, and the related Award Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of a Stock Award shall depend on the extent to which each such condition is timely satisfied.

(b)
Types of Stock Awards. A Stock Award made in Shares that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock.” A Stock Award denominated in units that are subject to forfeiture conditions and/or other restrictions may be designated as an Award of “Restricted Stock Units” or “RSUs.” For the avoidance of doubt, the Committee is authorized to grant Shares as a bonus, or to grant Shares or other Awards in lieu of obligations of the Firm or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(c)	Dividend Rights.

(i)
Restricted Stock Award. Each Restricted Stock Award Agreement shall state whether the Grantee shall have a right to receive any cash dividends that are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock Award has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely vested and nonforfeitable. The Grantee shall not receive any payment of any dividends that are paid with respect to a Share of Restricted Stock unless and not earlier than such time as the Share becomes vested and nonforfeitable, and the Award Agreement shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) in the future of the cumulative cash dividends (without interest) payable on the Shares that become vested and nonforfeitable for the period beginning on the effective date of the Award and ending on the vesting date of the Award. If an Award Agreement calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. If a stock dividend is declared on such a Share after the Award is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the Award of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become vested and nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes vested and nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend, which shall include a provision that the Grantee shall not receive any payment of any such dividends unless and not earlier than such time as the applicable Share becomes vested and nonforfeitable. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends, (a) no dividend or distribution declared with respect to a Share of Restricted Stock shall be paid to a Grantee unless and until the Share becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or distribution declared with respect to a Share of Restricted Stock unless and until the Share becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or distribution declared with respect to a Share of Restricted Stock shall be forfeited to the extent that the Grantee’s right to the Share is forfeited.

(ii)
RSU Award. Unless otherwise determined by the Committee, a Grantee shall not have any rights as a shareholder with respect to Shares underlying an Award of RSUs until such time, if any, as the underlying Shares are actually issued to the Grantee. The Committee may provide in an RSU Award Agreement for the payment of Dividend Equivalents to the Grantee at the time of vesting of the RSUs or other payout of the vested RSUs. The Award Agreement shall provide whether such Dividend Equivalents shall be paid in cash or converted into additional shares of Common Stock or RSUs by such formula and at such time and subject to such limitations as may be determined by the Committee. The Grantee shall not receive any payment of any Dividend Equivalent with respect to any RSU unless and not earlier than such time as the RSU becomes vested and nonforfeitable. The payment or crediting of Dividend Equivalents shall conform to the applicable requirements of Code Section 409A. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to Dividend Equivalents, (a) no Dividend Equivalent with respect to any RSU shall be paid to a Grantee unless and until the RSU becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any Dividend Equivalent with respect to an RSU unless and until the RSU becomes vested and nonforfeitable, and (c) a Grantee’s right to any Dividend Equivalent with respect to any RSU shall be forfeited to the extent that the Grantee’s right to the RSU is forfeited.

(d)
Voting Rights. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the Date of Grant but before his or her interest in such Shares has been forfeited or has become nonforfeitable. A Grantee shall not have the right to vote the Shares related to his or her RSU grant until such time, if any, as the Shares are actually issued to the Grantee.

(e)
Satisfaction of Forfeiture Conditions. A Share related to a Restricted Stock Award shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(c) or Section 8(d) and shall be transferred to the Grantee.

9. Other Stock-Based Awards. Subject to the terms of the Plan, including without limitation the minimum vesting provision in Section 5(c) of the Plan, the Committee may grant Other Stock-Based Awards to Employees or Consultants from time to time. Other Stock-Based Awards may be granted in such amounts, on such terms and conditions, including without limitation terms and conditions relating to dividend (including Dividend Equivalent) and voting rights, and for such consideration, including no consideration or such minimum consideration as may be required by Applicable Law, as the Committee determines in its discretion. The Grantee shall not receive any payment of any dividend or Dividend Equivalent with respect to the Award unless and not earlier than such time as the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and the terms of the Award shall (subject to Section 21 and other applicable requirements of Code Section 409A) set forth the conditions, if any, under which the Grantee will be eligible to receive payment(s) of the dividend or Dividend Equivalent following the vesting of the applicable portion of the Award. If the terms of an Other Stock-Based Award calls for any such payments to be made, the Firm shall make such payments from the Firm’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Firm with respect to such payments. For the avoidance of doubt, notwithstanding any provision of an Award Agreement or the absence of any Award Agreement provision relating to dividends or Dividend Equivalents, (a) no dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be paid to a Grantee unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, (b) a Grantee shall not have a vested and nonforfeitable right to any dividend or Dividend Equivalent with respect to an Other Stock-Based Award unless and until the portion of the Award to which the dividend or Dividend Equivalent relates becomes vested and nonforfeitable, and (c) a Grantee’s right to any dividend or Dividend Equivalent with respect to any Other Stock-Based Award shall be forfeited to the extent that the Grantee’s right to the portion of the Award to which the dividend or Dividend Equivalent relates is forfeited. Without limitation, the terms and conditions applicable to an Other Stock-Based Award may include one, or more than one, objective time-based, performance-based, or other grant condition(s) that the Committee requires to be timely satisfied before the grant of the Other Stock-Based Award will be effective, and/or one, or more than one, objective time-based, performance-based, or other condition(s) that the Committee requires to be timely satisfied before the Other Stock-Based Award, or any portion or component of the Other Stock-Based Award, will be vested and nonforfeitable. Other Stock-Based Awards may be denominated in cash, in Shares or other securities, in units representing the rights to receive Shares, in securities or debentures convertible into Shares, or in any combination of the foregoing, and may be paid in Shares or other securities, in cash, or in a combination of Shares or other securities and cash, all as determined in the discretion of the Committee. No more than 500,000 Shares may be granted to an Employee in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares, and no more than 100,000 Shares may be granted to a Consultant (other than a non-Employee Director, who is subject to the Non-Employee Director Full Value Award Limit in Section 5(e) of the Plan) in any calendar year under an Other Stock-Based Award that is denominated in Shares or units representing rights to receive Shares. The maximum amount that a Grantee may earn by satisfaction of performance goals during any calendar year under Other Stock-Based Awards that are denominated in cash or any medium other than Shares or units representing rights to receive Shares is $7,500,000. For purposes of the limitation stated in the immediately preceding sentence, the calendar year in which the applicable performance goal(s) is satisfied is the calendar year in which the limitation applies, without regard to the duration of the Performance Period or any additional time-based vesting conditions or other terms or conditions relating to the payment of the Other Stock-Based Award.
10. Code Section 162(m) Provisions.

(a)
In General. Notwithstanding any other provision of the Plan, if the Committee determines that it is desirable for compensation delivered pursuant to a Stock Award or Other Stock-Based Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Code Section 162(m), then the Committee may provide that this Section 10 is applicable to such Award under such terms as the Committee shall determine.

(b)
Performance Criteria and Performance Goals. If a Stock Award or Other Stock-Based Award is subject to this Section 10, then the effectiveness of the grant of the Award, or the vesting and nonforfeitability of the Award, or both the effectiveness of the grant of the Award and the vesting and nonforfeitability of the Award shall be subject to satisfaction of one, or more than one, objective performance goals. The Committee shall determine the performance goals that will be applied with respect to each Award subject to this Section 10 at the time when the Award is granted, but in no event later than 90 days after the commencement of the Performance Period (or 25 percent of the Performance Period if the Performance Period is less than one year). The performance criteria applicable to Awards subject to this Section 10 will be one or more of the following criteria:

•	Common Stock price;

•	shareholder value or total shareholder return;

•	market value or market value growth;

•	market or customer share;

•	revenue or revenue growth;

•	earnings per share or earnings per share growth;

•	pre-tax net income, after-tax net income, net income margin or net income growth;

•	net income from continuing operations, net income from discontinued operations;

•	gain on sale of discontinued operations;

•	return on assets, shareholders’ equity, capital employed, invested capital or other financial return ratio;

•	operating expenses, operating profit, operating profit margins or operating profit growth;

•	gross profit, gross profit percentage, flex gross profit, flex gross profit percentage, gross profit growth or flex gross profit growth;

•	selling, general & administrative (“SG&A”) expense, SG&A expense percentage or SG&A levels;

•	EBIT (earnings before interest and taxes) or EBIT growth;

•	EBITDA (earnings before interest, taxes, depreciation, and amortization) or EBITDA growth;

•	Earnings before Equity-Based Compensation Expense, net; working capital, debt, debt-to-equity or other liquidity measure;

•	cash flow, cash levels, cash flow margins or cash flow growth;

•	cost goals;

•	budget goals;

•	productivity measures

•	business expansion goals;

•	goals related to acquisitions or divestitures;

•	accounts receivable, accounts receivable aging or accounts receivable write-offs; or

•	other financial, operational, measure or metric.
The Committee shall, for the Performance Period applicable to the Award, establish the performance goal or goals from among the foregoing measurement criteria to apply to each Award and a formula or matrix prescribing the extent to which such Award shall be earned based upon the level of achievement of such performance goal or goals. The Committee may establish different performance goals for different Grantees and different Awards. The performance goals with respect to such measurement criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The performance goals may be established in terms of Firm-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department, or function within the Firm or Subsidiary in which the Grantee is employed. Performance goals need not be based on audited financial results.

(c)
Performance Measurement. The Committee shall have no discretion to increase the number of Shares granted pursuant to a Stock Award or Other Stock-Based Award subject to this Section 10, nor otherwise increase the compensation payable that would otherwise be due under any such Award upon achievement of a performance goal, nor may it waive the achievement of any performance goal established pursuant to this Section 10 after the performance goal has been established; provided however, that the Committee may specify that the Award may become payable in the event of death, Disability or a Change in Control to the extent permissible under Code Section 162(m). The Committee shall retain discretion to decrease the amount of the Award at any time through the date at which the Committee certifies the attainment of the performance goal(s), generally referred to as “negative discretion.” The Committee may determine performance before payment of bonuses, capital charges, non-recurring income or expense, items of an unusual nature or of a type that indicates infrequency of occurrence, or other financial and general and administrative expenses for the performance period, and may measure the attainment of the performance goal by appropriately adjusting the evaluation of performance goal performance to exclude the effect of any changes in accounting principles affecting the Firm’s or a business unit’s reported results.

(d)
Certification. Prior to the payment of any Stock Award or Other Stock-Based Award subject to this Section 10, the Committee shall certify in writing that the performance goals applicable to such Award were met. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Code Section 162(m).

11. Tax Withholding. The Firm shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Firm proposes or is required to issue or transfer Shares under the Plan, the Firm shall have the right to require the recipient to remit to the Firm an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of shares. A Grantee may pay the withholding tax in cash, or a Grantee may elect to have the number of Shares he is to receive reduced by the appropriate number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy up to the maximum applicable federal, state, local, and foreign tax withholding obligation arising from exercise, vesting, or payment of an Award as may be permitted under applicable accounting standards that would not result in the Award otherwise classified as an “equity” award under FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”) to be classified as a “liability” award under ASC Topic 718 as a result of the withholding of Shares with a Fair Market Value in excess of the minimum statutory tax withholding obligation (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Firm a properly completed notice of Withholding Election as prescribed by the Committee. The Committee may in its discretion disapprove and give no effect to the Withholding Election.
12. Adjustments Upon Changes in Capitalization or Change of Control.

(a)
Changes in Capitalization. Subject to any required action by the shareholders of the Firm, the number of Covered Stock, and the number of Shares of Common Stock that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award, and the annual per-person limitations on Awards, as well as the price per share of Covered Stock and share-based performance conditions of Awards, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Firm; provided, however, that conversion of any convertible securities of the Firm shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Firm of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock. No adjustment shall be made pursuant to this Section 12 in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

(b)	Change in Control. In the event of a Change in Control, then the following provisions shall apply:

(i)
Vesting. The Board may, in the exercise of its discretion, accelerate the vesting and nonforfeitability of any Award that is outstanding on the date such Change in Control is determined to have occurred and that is not yet fully vested and nonforfeitable on such date.

(ii)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Firm, to the extent that an Award is outstanding, it will terminate immediately prior to the consummation of such proposed action. The Board may, in the exercise of its discretion in such instances, declare that any Option or SAR shall terminate as of a date fixed by the Board and give each Grantee the right to exercise his or her Option or SAR as to all or any part of the Covered Stock, including Shares as to which the Option or SAR would not otherwise be exercisable.

(iii)
Merger or Asset Sale. Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a merger or sale each outstanding Option or SAR shall be assumed or an equivalent option or right shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation or a Parent or Subsidiary of the successor corporation does not agree to assume the Option or SAR or to substitute an equivalent option or right, the Board may, in the exercise of its discretion and in lieu of such assumption or substitution, provide for the Grantee to have the right to exercise the Option or SAR as to all or a portion of the Covered Stock, including Shares as to which it would not otherwise be exercisable. If the Board makes an Option or SAR exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Grantee that the Option or SAR shall be fully exercisable for a period of 30 days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or sale of assets and in a manner consistent with Code Sections 409A and 424, the option or right confers the right to purchase, for each Share of Covered Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in Fair Market Value to the per Share consideration received by holders of Common Stock in the merger or sale of assets.

(iv)
Except as otherwise determined by the Board, in its discretion, prior to the occurrence of a Change in Control other than the dissolution or liquidation of the Firm, a merger of the Firm with or into another corporation, or the sale of substantially all of the assets of the Firm, in the event of such a Change in Control, all outstanding Options and SARs, to the extent they are exercisable and vested, shall be terminated in exchange for a cash payment equal to an amount that does not exceed the Fair Market Value (reduced by the exercise price applicable to such Options or SARs). These cash proceeds shall be paid to the Grantee or, in the event of death of a Grantee prior to payment, to the estate of the Grantee or to a person who acquired the right to exercise the Option or SAR by bequest or inheritance.

13. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Firm. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until April 17, 2027, unless terminated earlier under Section 14 of the Plan.
14. Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b)
Shareholder Approval. The Firm shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law. Without the approval of shareholders, no amendment or alteration of the Plan or any outstanding Option or SAR will have the effect of amendment or replacing such an Option or SAR in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amendment the terms of an Option or SAR after it is granted to lower its exercise price or Base Price; (2) any other action that is treated as a repricing under generally accepted accounting principles (“GAAP”); and (3) repurchasing for cash or canceling an Option or SAR at a time when its strike price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property. A cancellation and exchange or substitution described in clause (3) of the preceding sentence will be considered a repricing regardless of whether the Option, SAR, Stock Award, Other Stock-Based Award, other equity, or cash or other property is delivered simultaneously with the cancellation, regardless of whether it is treated as a repricing under GAAP, and regardless of whether it is voluntary on the part of the Grantee. Adjustments of Awards under Section 12 will not be deemed “repricings,” however. The Committee shall have no authority to amend, alter, or modify any Award term after the Award has been granted to the extent that the effect is to waive a term that otherwise at that time would be mandatory for a new Award of the same type under the Plan.

(c)
Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Committee, which agreement must be in writing and signed by the Grantee and the Firm.

15. Conditions Upon Issuance of Shares.

(a)
Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Firm with respect to such compliance.

(b)
Investment Representations. As a condition to the exercise of an Award, the Firm may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Firm, such a representation is required.

16. Liability of Firm.

(a)
Inability to Obtain Authority. The inability of the Firm to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Firm’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Firm of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

(b)
Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 14 of the Plan.

17. Reservation of Shares. The Firm, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
18. Rights of Employees and Consultants. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment or consulting relationship with the Firm, nor shall they interfere in any way with the Grantee’s right or the Firm’s right to terminate such employment or consulting relationship at any time, with or without cause.
19. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
20. Construction. The Plan shall be construed under the laws of the State of Florida, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
21. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Firm or a Grantee) being “permitted” under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Firm and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Firm shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “specified employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i). The Firm may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.